Exhibit 99.1

Bion Announces Key Legislation Introduced in Pennsylvania Senate Committee

June 3, 2019. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment technology, announced that Pennsylvania Senate Bill (SB) 575 was introduced in the PA Senate Environmental Resources and Energy Committee. SB 575 proposes to implement a nutrient procurement program, utilizing competitive bidding, that the private sector can participate in to provide lower-cost clean water solutions to Pennsylvania and its taxpayers.

SB 575 represents a bipartisan approach to meeting both Pennsylvania’s local water quality targets, as well as their Chesapeake Bay mandates, by implementing the recommendation of the Pennsylvania Legislative Budget and Finance Committee’s study which projected that a competitively bid nutrient procurement program could reduce Chesapeake Bay federal environmental compliance costs by up to 90 percent. Senator Gene Yaw, Chairman of the Senate Environmental Committee is the bill’s primary sponsor. The co-sponsors include Senate leadership on both sides of the aisle.

SB 575’s full text and sponsors can be reviewed on the Pennsylvania General Assembly’s website at https://www.legis.state.pa.us/cfdocs/billInfo/billInfo.cfm?sYear=2019&sInd=0&body=S&type=B&bn=0575. Subscribe to SB 575 notifications at https://www.legis.state.pa.us/login/.

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Bion provides comprehensive treatment and resource recovery for animal waste from large-scale livestock production facilities. The technology platform achieves dramatic verified reductions in environmental impacts, including nutrients (nitrogen and phosphorus), ammonia, greenhouse and other gases, as well as pathogens in the waste stream, while improving resource and operational efficiencies through the production of valuable coproducts. For more information, see Bion’s website, www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘proposes’, 'can', and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

Director of Communications

303-843-6191 direct